                                                                   EXHIBIT 99

INTEGRA LIFESCIENCES EXTENDS EMPLOYMENT AGREEMENT OF CHIEF EXECUTIVE OFFICER

PLAINSBORO, N.J.--(BUSINESS WIRE)--Dec. 22, 2000--Integra LifeSciences Holdings Corporation (Nasdaq:IART) today announced that Stuart M. Essig, Integra's President and Chief Executive Officer, has extended his employment agreement with the Company through December 31, 2005.

In making the announcement, Dr. Richard Caruso, Integra's Chairman, said, "We are delighted to have Stuart on board for the next five years. His demonstrated leadership has strengthened our senior management team. He has proven that his substantial expertise in negotiating corporate alliances and in public company mergers and acquisitions can dramatically increase shareholder value. Stuart's considerable financial and managerial discipline has led us to profitability and dramatic revenue growth. Integra is a company that has grown through acquisition of technologies and products as well as through internal development. We expect Stuart to continue to drive that activity, as well as to continue to build on Integra's growing recognition with the investment community."

Integra is a NASDAQ-listed company with a market capitalization of approximately $250 million. Integra is an established manufacturer and marketer of a broad range of instruments and implantable and single-use specialty medical products, and a leader in the separate fields of medical devices for the neurosurgical market and implantable devices for the regeneration of tissue in vivo.

"Mr. Essig has earned our confidence through continued execution on Integra's programs for the growth and development of the Company," said Neal Moszkowski, one of Integra's directors and partner of Soros Private Equity Partners LLC. "We are delighted to have Mr. Essig's continued leadership at the company in the coming years."

Mr. Essig has extended his employment agreement for an additional four-year period through December 31, 2005. In connection with the extension of the agreement with Integra, he received options for 500,000 shares of Integra common stock granted under two different stock option plans previously approved by the stockholders. Mr. Essig is also entitled to receive a deferred payment consisting of 1.25 million Integra shares. Integra expects to take a one-time, non-cash compensation charge of approximately $13.5 million for this deferred payment in the fourth quarter of this year.

Prior to joining Integra at the end of 1997, Mr. Essig supervised the medical technology practice of Goldman Sachs as a managing director. At the time he joined the Company, he had 10 years of broad health care experience, including acquisitions, divestitures, strategic alliances, principal investing and capital markets. While at Goldman Sachs, Mr. Essig, 39, served as a senior merger and acquisitions advisor to a broad range of domestic and international medical technology, pharmaceutical and biotechnology clients. His experience also includes substantial financing and investing experience. He holds an MBA and Ph.D. in Financial Economics from the University of Chicago and a BA from Princeton University.

Integra's leading neurosurgical devices include the Camino(R) and Ventrix(R) lines of intra-cranial pressure monitors and the Selector Integra(R) Ultrasonic Aspirator. Integra's leading tissue regeneration products include DuraGen(TM) Dural Graft Matrix (for repair and regeneration of dura mater), INTEGRA(R) Dermal Regeneration Template (for regeneration of dermis, sold through the Ethicon division of Johnson & Johnson) and the Biomend(R) Absorbable Collagen Membrane (for the guided repair of the gingiva). In addition, Integra makes or sells hundreds of other surgical instruments, shunts for the management of hydrocephalus and surgery on the carotid artery, Integra Coblation(R), and collagen products for general and dental surgery.

In less than three years, Integra has transformed itself from a traditional biotechnology company focused on product development to a fully-integrated medical device company. Since the beginning of 1998, Integra has launched many new products and consummated four significant acquisitions, two major strategic alliances, and numerous other smaller transactions. The result is that Integra's quarterly revenues have risen more than five-fold in the last three years. Integra is now profitable on an operating basis, which distinguishes it from virtually all other tissue regeneration companies, and many other medical device companies.

Integra LifeSciences Holdings Corporation has its corporate headquarters in Plainsboro, NJ. Manufacturing and research facilities are also located in San Diego, CA, Anasco, Puerto Rico, Andover, England and Exton, PA. The Company has approximately 510 permanent employees. Please visit the Company's Website at (http://www.integra-ls.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ from predicted or expected results. Forward-looking statements include, but are not limited to, statements relating to the company's ability to motivate and retain key employees, the success of the company's acquisition strategy, and new product launches. In addition, the economic, competitive, governmental, technological and other factors identified in the filings of Integra LifeSciences Holdings Corporation with the Securities and Exchange Commission could affect Integra's actual results. Integra disclaims any obligation to update any of the forward-looking statements contained herein to reflect future events or developments.

SOURCE:         Integra LifeSciences Holdings Corporation

CONTACT:        Integra LifeSciences Holdings Corporation
                John B. Henneman, III, 609/936-2481
                jhenneman@integra-ls.com
                www.integra-ls.com
                or
                John Bostjancic, 609/936-2239
                jbostjancic@integra-ls.com


                                     -2-